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                                                                    Exhibit 12.1


                 Paperweight Development Corp. and Subsidiaries
         Statement of Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)


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


                                                                (Predecessor Basis)                               (Successor Basis)
                                         ---------------------------------------------------------------------  --------------------
                                                                                             For the Period        For the Period
                                                                                          December 31, 2000 to  November 10, 2001 to
                                            1997        1998        1999          2000      November 9, 2001       December 29, 2001
                                         ---------   ---------    ---------   ---------   --------------------  --------------------
Net earnings from continuing
  operations                             $ 129,651   $  82,813    $  49,893   $  70,812          $43,626               $ 7,616

Add: Income tax expense                     70,611      53,716       17,715      35,725           24,574                   117

Add: Interest expense                       30,931      60,215       42,926      43,244           25,441                10,638

Minority interest in net earnings of
  subsidiaries                               1,237       5,493        4,896       1,230              --                    --
Equity in net income of
  unconsolidated affiliates                     46      (7,313)         --          --               --                    --

Portion of rent deemed interest
  factor                                     3,993       3,878        3,448       3,394          $ 2,485                   386
                                         ---------   ---------    ---------   ---------          -------               -------

   Total earnings available for fixed
     charges                             $ 236,469   $ 198,802    $ 118,878   $ 154,405          $96,126               $18,757
                                         =========   =========    =========   =========          =======               =======
Fixed charges:
Interest expense                            30,931      60,215       42,926      43,244           25,441                10,638

Portion of rent deemed interest factor       3,993       3,878        3,448       3,394            2,485                   386
                                         ---------   ---------    ---------   ---------          -------               -------

   Total fixed charges                   $  34,924   $  64,093    $  46,374   $  46,638          $27,926               $11,024
                                         =========   =========    =========   =========          =======               =======

Ratio of earnings to fixed charges             6.8         3.1          2.6         3.3              3.4                   1.7
                                         =========   =========    =========   =========          =======               =======

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